Exhibit 10.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of August 24, 2016 to the Indenture (as defined below), is made by and among Foresight Energy LLC, a Delaware limited liability company (“FELLC”), Foresight Energy Finance Corporation, a Delaware corporation (the “Co-Issuer” and together with FELLC, the “Issuers”), and Wilmington Savings Fund Society, FSB, as the successor indenture trustee (in such capacity, the “Trustee”), and amends the Indenture, dated as of August 23, 2013, among the Issuers, the guarantors party thereto from time to time and the Trustee (as amended and supplemented from time to time, the “Indenture”). Capitalized terms used but not defined herein have the respective meanings set forth in the Indenture.

RECITALS:

WHEREAS, pursuant to the Consent Solicitation Statement dated August 1, 2016 (as the same may be amended, supplemented or modified from time to time), the Issuers solicited consents of the Holders of the Notes to amend the terms of the Indenture as set forth in Section 1.01 hereof (the “Proposed Amendment”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the written consent of Holders of at least a majority in aggregate principal amount of the outstanding Notes (the “Requisite Consents”) is sufficient to adopt the Proposed Amendment;

WHEREAS, having received the Requisite Consents for the Proposed Amendment, the Issuers and the Trustee intend to execute this Supplemental Indenture to amend the Indenture, subject to the terms and conditions provided herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Section 1.01.Amendment to Section 8.05.  Upon the effectiveness of this Section 1.01 pursuant to Section 1.02 hereof, clause (2) of Section 8.05 of the Indenture (“Satisfaction and Discharge of Indenture”) shall hereby be replaced in its entirety with the following:

“ (2) [Reserved]; ”

Section 1.02. Effectiveness of Section 1.01. The Amendment to Section 8.05 of the Indenture pursuant to Section 1.01 hereof shall not become effective until (and shall be deemed effective immediately prior to) the consummation of the “Exchange Offer,” as such term is defined in that certain Amended and Restated Transaction Support Agreement dated July 22, 2016 (including the transaction term sheet attached thereto as

Exhibit A) by and among the Issuers, Foresight Energy GP LLC, the guarantors party thereto, Foresight Reserves LP, Mr. Christopher Cline, Cline Resources and Development Company, Mr. Michael J. Beyer, Munsen LLC, Filbert Holdings LLC, Candice Cline 2004 Irrevocable Trust, Alex T. Cline 2004 Irrevocable Trust, Christopher L. Cline 2004 Irrevocable Trust, Kameron N. Cline 2004 Irrevocable Trust and Forest Glen Investments LLC, Murray Energy Corp. and the holders of the Notes party thereto (as amended, supplemented or otherwise modified from time to time).

Section 1.03. Governing Law. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture, the Indenture and the Notes.

Section 1.04. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplement Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 1.05. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 1.06. The Trustee and Agent. Neither the Trustee nor the Paying Agent shall be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers.

Section 1.07.Officers’ Certificate. Promptly following the consummation of the Exchange Offer, FELLC will deliver to the Trustee an Officers’ Certificate advising the Trustee that the Exchange Offer has been consummated. For the avoidance of doubt, the delivery of such Officers’ Certificate shall not be a condition precedent to the effectiveness of this Supplemental Indenture or Section 1.01 hereof.

Section 1.08. Supplemental Indenture. This Supplemental Indenture shall form part of the Indenture for all purposes and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ISSUERS:

Foresight Energy LLC

By: /s/ Robert D. Moore
Name: Robert D. Moore
Title: President and Chief Executive Officer

Foresight Energy Finance Corporation

By: /s/ Robert D. Moore
Name: Robert D. Moore
Title: President and Chief Executive Officer

TRUSTEE:

Wilmington Savings Fund Society, FSB, as Trustee

By: /s/ Raye D. Goldsborough
Name: Raye D. Goldsborough
Title: Assistant Vice President